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                               TRIDEX CORPORATION

                                  EXHIBIT 10.11

               LETTER AGREEMENT BETWEEN TRIDEX AND RICHARD L. COTE


                                                                   June 1, 1995

Richard L. Cote
71 Wedgewood Road
Southington, CT  06489

RE:      Severance Terms

Dear Dick:

         We are pleased to advise you that, at the Compensation Committee meeting of March 28, 1995, a new Severance Plan was approved for you, which includes:

   1. Providing you with an amount equal to twelve (12) month's base salary and a continuation of medical, dental and life insurance benefits, should your services be terminated, without cause, other than because of a change of control. For the purposes of this paragraph, "cause" shall mean (i) your death or mental or physical incapacity, (ii) any action or inaction by you that constitutes larceny, fraud, gross negligence, a willful or negligent material representation to the directors or officers of the Company, its successors or assigns, a crime involving oral turpitude or (iii) your intentional disregard of board instructions or directives.

   2. Increasing your severance as a result of a change in control of the company to two times your base salary.

I have enclosed a First Amendment to the Severance Agreement adopting the change referenced in Paragraph 2 above. Please indicate your acceptance of the new severance term set forth in Paragraph 1 above by signing below.


                                                 Sincerely,

                                                 Seth M. Lukash
                                                 Chairman and CEO

Enclosure

SIGNED AND ACCEPTED BY:

- - -----------------------------------------
Richard L. Cote

This _____ day of __________________, 199___.



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